SCHEDULE 14-A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
HAMPDEN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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October 15, 2014
Dear Fellow Stockholder:
You may have received proxy materials from Texas hedge-fund activist Johnny Guerry concerning yet another proxy contest he has instigated to elect himself and another candidate who was rejected by stockholders last year. Your Board has nominated the Company’s CEO, Glenn Welch, and two other candidates as their candidates for election at the Annual Meeting. Glenn Welch has delivered record profitability, earnings growth and financial performance since becoming your CEO in January 2013. Your Board believes this election represents a clear referendum between Glenn Welch and his vision of Hampden Bancorp and Johnny Guerry. Your Board of Directors believes that this is a clear choice and we urge you to use the enclosed BLUE proxy card to vote IN FAVOR of your Board’s nominees. Your Board of Directors has nominated and unanimously recommends a vote IN FAVOR of our highly qualified slate of directors.
Johnny Guerry Rejected the Addition of an Independent Director Chosen by Another Stockholder to Settle the Contest
Your Board has consistently told Johnny Guerry that it was willing to add a mutually acceptable independent director to the Board to avoid this proxy fight. When Johnny refused to negotiate with your Board, the Company reached out to another large stockholder and asked him to recommend a potential independent Board candidate. The stockholder recommended an independent director candidate who the Board agreed to add as a director to resolve this fight. Johnny rejected the independent Board candidate suggested by this stockholder and insisted that the only way to end this expensive and disruptive proxy contest was to add him or his other nominee to your Board. Unlike Johnny, this independent candidate has decades of experience with public companies and banks and would add an independent investor’s perspective to the Board. Why did Johnny reject this independent

October 15, 2014

candidate chosen by a stockholder who is supportive of Johnny Guerry? We believe this is because he wants to be on the Board to advance his own personal interests and not act in the best of ALL stockholders.
Johnny Guerry is Not Qualified to be a Director

•	Johnny Guerry is 32 years old and graduated from Southern Methodist University in May 2005. His only job has been working for a small Dallas based hedge fund, Clover Partners.

•
Johnny Guerry has never been employed by, or been a director at, any bank. He has no experience in lending or any other aspect of the business of running a bank. His only experience is in picking stocks.

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Johnny Guerry has no experience being a Director of a public Company or with the fiduciary aspects of such a position or the requirements for public company directors under the federal securities laws.

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We believe Johnny Guerry’s decision to rent space in Clover’s headquarters to a friend of five years who was a drug dealer and served time in federal prison and then committed fraud and embezzlement on Clover’s premises is entirely appropriate information for stockholders to consider in this election. According to the ABA Corporate Directors Handbook, “the attributes of an effective director include strength of character, an inquiring and independent mind, practical wisdom, and mature judgment.” Johnny’s judgment in renting space in the headquarters of his investment firm to a drug dealer and convicted felon who then committed fraud on Clover’s premises should be considered by stockholders in determining whether Johnny satisfies the attributes of a director set forth above. Due to his total lack of any experience in banking or with public companies, we believe stockholders are entitled to know this information in deciding how to vote.

October 15, 2014

We Disagree with Johnny that the Greater Springfield Market is “Mature” and has “Limited Growth Opportunities”

•
Your Board and management team strongly disagree with Johnny Guerry’s assessment of the Greater Springfield market. Unlike Johnny’s “market studies,” our knowledge of the Springfield market comes from decades of operating banks in this geographic area. At last year’s Annual Meeting, we asked you to support our belief that our management team could grow in this market. As the below data indicates, we delivered on our promises:

•    Record profitability and earnings per share1
-    Core diluted EPS of $0.88
-    Core net income of $4.8 million
•    Strong balance sheet growth
-    Commercial loan growth of 25.6%; pipeline strong at over $85 million
-    Overall loan growth of 12.7%

-	$103 million in originated new loans, of which $74 million (71%) was from new borrowers
-    Total average deposit growth of 7.2%
•    Capital management
-    Equity/Assets = 12.4%
-    20% quarterly dividend increased in 2014 to $0.06 per share; annualized payout ratio of 30% as of June 30, 2014. Dividends increased to $0.08 as of August 5, 2014
Given the improving economy and the consolidation occurring in the banking market in Western Massachusetts, strong loan growth in commercial banking will continue to be our focus as large institutions ignore the credit needs of local businesses and other competitors continue to be distracted by M&A activities. We again believe in our ability to deliver results to stockholders in 2015 and beyond.

1Core net income is defined as net income excluding non-recurring contested stockholder meeting costs on a tax effected basis. Please see the appendix to this document for a reconciliation of non-GAAP financial measures to GAAP financial measures.

October 15, 2014

YOUR VOTE IS IMPORTANT

Your Board of Directors believes a vote for Johnny Guerry and his group is not in the best interests of Hampden Bancorp’s stockholders. That is why we urge you to use the enclosed BLUE proxy card to vote IN FAVOR of our highly qualified slate of directors. Your Board of Directors has nominated and unanimously recommends a vote IN FAVOR of STANLEY KOWALSKI, JR., MARY ELLEN SCOTT, AND GLENN S. WELCH AS DIRECTORS.
Thank you again for your continued support,
Richard J. Kos
Chairman of the Board of Directors

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the BLUE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

D.F. King
48 Wall Street
New York, New York 10005

For stockholder questions: 1-800-735-3591. For banks and brokers: 212-269-5550.
Email: info@dfking.com

October 15, 2014

ABOUT HAMPDEN BANCORP, INC.
Hampden Bancorp, Inc. (NASDAQ: HBNK) is the holding company of Hampden Bank. Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.
IMPORTANT STOCKHOLDER INFORMATION
This material may be deemed to be solicitation material in respect of the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on November 4, 2014. On September 26, 2014, the Company filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement and form of BLUE proxy card in connection with the Annual Meeting, HAMPDEN BANCORP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING BLUE PROXY CARD BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov. The proxy statement, any amendments or supplements to the proxy statement, and these documents may also be obtained from the Company’s website at www.hampdenbank.com or upon request addressed Hampden Bancorp, Inc., Attn: Tara Corthell, 19 Harrison Avenue, Springfield, MA 01103.
The Company, its directors and its executive officers are deemed to be participants in the solicitation of the Company’s stockholders in connection with the Annual Meeting. Information regarding the Company’s directors and executive officers, including a description of their affiliations and interests by security holdings, is contained in the proxy statement and other materials filed with the SEC.

October 15, 2014

FORWARD-LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, increased competitive pressure among financial service companies; changes in local, regional, national and regional economic conditions; changes in interest rates; changes in consumer spending, borrowing and savings habits; legislative and regulatory changes; adverse changes in the capital markets; the inability of key third-party providers to perform their obligations to the Company; changes in relevant accounting principles and guidelines; and the other risks and uncertainties described in the Company’s Annual Report on Form 10-K filed with the SEC, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings submitted to the SEC, which are available through the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

October 15, 2014

APPENDIX

For The Year Ended June 30, 2014
Reconciliation of Non-U.S. GAAP Financial Measures:	(In thousands, except share data)
Net income	$ 4,515
Plus: Non-recurring contested stockholder meeting expenses (1)	262
Core net income	$ 4,777

Basic weighted average shares outstanding	5,304,151
Diluted weighted average shares outstanding	5,435,761

Core basic earnings per share	$0.90
Core diluted earnings per share	$0.88

(1) Non-recurring contested stockholder proxy expenses are tax effected using an effective tax rate of 36%.